                                                                   EXHIBIT 10.37


                                Manugistics, Inc.
                            2115 E. Jefferson Street
                            Rockville, Maryland 20852

                          TERMINATION OF EMPLOYMENT AGREEMENT

Date Presented: July 20, 1999


This Termination of Employment Agreement ("Agreement") is entered into by Manugistics, Inc. ("Manugistics") and Pete Repetti ("you") who has been employed since October, 1994. Both you and Manugistics agree to set forth the terms and conditions upon which the employment relationship is to be terminated. You also agree that you have received valuable and sufficient consideration for entering into this Agreement. Any payment made by Manugistics after your last day worked will only be made after there has been a signed agreement between the parties. The parties agree to the following terms:

1.   Termination Date.

     Your Severance Period will begin on September 1, 1999 and continue through April 30, 2000. You will not be required to perform company work during your Severance Period except as otherwise noted in this Agreement. You will receive your current base pay and benefits during the period September 1, 1999 through December 31, 1999, a period of eighteen (18) weeks. You will receive Severance pay during this eighteen (18) week period even if you should secure employment with another employer.

     Your termination of employment from Manugistics will be effective as of close of business on your Termination Date, April 30, 2000 and you will vest stock options through this date.

1a.  Extension of Severance Period with Pay and Benefits.

     In the event you have not begun full time professional employment with another employer by December 31, 1999, your severance pay and benefits will be continued through April 30, 2000, or until professional employment begins with another employer, whichever occurs first, provided you have made a good faith effort to secure such employment. Occasional "spot" consulting assignments will not be considered as employment.

lb.  Supplemental Severance Payments

     Immediately following the last payment made to you under paragraph 1 and la., you will be paid an additional $58,500. Such payout will be made at $6,500, per pay period for nine (9) successive pay periods. Payments will be made through Manugistics payroll system and will be reduced by statutory tax deductions. You will receive company paid benefits during this period in the event you remain unemployed. You will not vest stock options beyond April 30, 2000. You will be required to exercise any vested stock options that may be due you within thirty (30) days following the last day of pay as defined by this paragraph.

2.   Reason for Termination.

     It is mutually agreed by the parties that you have resigned your employment with Manugistics in order to secure employment that is more aligned with your career objectives. Effective close of business, August 31, 1999, or sooner if directed by the CEO, you will discontinue your official duties and responsibilities as Sr. Vice President, CFO, member of EXEC and other offices held with Manugistics. If the employee and Manugistics mutually agree to extend the last day of work beyond August 31, 1999, then all terms and dates of this Agreement will be similarly extended by the same period of time. Announcement of your resignation from Manugistics will be at a time and in manner agreeable to the parties.

3.   Severance Pay.

     a. Severance paychecks will be issued according to Manugistics' regular payroll procedures. As part of severance payment, you agree to provide reasonable transition assistance to Manugistics during the severance period.

     b. Manugistics may offset against any amounts due to you under this Severance Agreement: (a) all amounts due from you to Manugistics; and (b) the value of any property of Manugistics that is in your possession which is not returned to Manugistics by the Severance Date.

4.   Benefits.

     a. You will receive all the benefits of employment with Manugistics that you have in force as of the date of this Agreement. These benefits will continue through your Termination Date, unless this Agreement specifically provides otherwise. This Agreement will not affect any rights or obligations you have otherwise accrued under Manugistics benefit plans, including Manugistics Insurance Plans, and the Manugistics, Inc. 401(K) Retirement Savings Plan. However, the terms of those Plans shall control the termination of benefits under those plans. You will be eligible for Short Term Disability and Good Health Subsidy until your Severance Period begins. The Employee Assistance Plan (1-800-225-8451) is available to you for six months following your Termination Date. PC Subsidy and Tuition Assistance must have been approved by HRD prior to the date of this letter to be considered. You may be eligible for unemployment compensation benefits to the extent state law allows. Severance payments made to you include all vacation, holiday entitlements and fully satisfy any claim you may have for such benefit entitlements.

     b. Following your Termination Date, you will be able to continue your company health insurance plan as set forth under COBRA. To be eligible, you must complete a timely COBRA application for coverage. Under COBRA law you will be eligible for at least 18 months of coverage. You will be responsible for payment of the full premium and administrative costs:
     Standard Plan (approximately $215.91 per month for Employee only, $481.14
     -------------
     per month for Employee plus one dependent, or $630.83 per month for Family coverage); HMO, (approximately $184.29 per month for Employee only, or
                ---
     $497.60 per month for Family coverage). Insurance premiums are subject to change as such changes would apply to other employees.

     c. On request, Carl Di Pietro will meet with you regarding employment sources and otherwise provide employment counseling. Based on your performance to date, you are eligible for reemployment with Manugistics should a suitable opportunity exist.

     d. To assist you in your job search, you may retain your notebook computer. Please provide the Manugistics equipment number or serial number. Your AT&T company calling card will be deactivated as of your last day of work, August 31, 1999. During your Severance Period, you will be entitled to reimbursement of up to $1,000 for telephone calls, and to defray other job search costs, that are required in your search for employment. Submit expense reports to HRD for reimbursement in no less than $100 increments. To be paid, expense reports must be submitted no later than 30 days following your Termination Date.

     e. You will be paid for all FY00 incentive bonus objectives that have been completed, or that are completed to the satisfaction of the CEO through the last day of work.

5.   Condition Precedent.

     All obligations of Manugistics under this Agreement are conditioned upon your compliance with your obligations herein.

6.   Termination Procedure.

     a. You will comply with the duties and responsibilities noted in Manugistics' termination procedures set forth in the on-line Employee Encyclopedia and which the parties agree are a part of this Agreement. These duties and responsibilities include, but are not limited to, returning licensed manuals, proprietary information, computer equipment/software, office keys, access cards, credit cards and paying off Diner's Club in full. Your current voicemail and email shall continue until September 1, 1999. Effective September 1, 1999, Manugistics will provide you with a new voice mailbox so that you can receive employment related calls from outside the Company. On or before your Termination Date, the new voice mailbox, may be deactivated at the discretion of the company or at your request. You agree to remove your personal property from and leave Manugistics premises, during regular Manugistics' business hours, on or before September 15, 1999 unless there is mutual agreement to extend this period of time.

7.   Release of Claims.

     a. Employee Release. You hereby release Manugistics and its directors, officers, and employees from past and present claims based on acts or omissions occurring before and as of today's date. These include, but are not limited to, claims for salary, benefits, commissions and damages which are directly or indirectly related to your employment by Manugistics or the termination of your employment. This release does not include any claims which might arise out of the securities class action lawsuits. In re Manugistics Group, lnc. Securities Litigation, No.98-CV-1542 (D.D.C.):
     Zalzman v. Manugistics Group, Inc. No. S-98-CV-1-881, and consolidated actions (D-Md.); and Bosshart v. Manugistics Group, Inc. No. 98-CV-1504
     (D. Minn.), and any other similar lawsuits that are filed.

     b. Manugistics Release. Manugistics and its directors, officers, successors, agents and attorneys hereby release you and your heirs, administrators, executors, representatives, agents and attorneys from past and present claims based on acts or omissions occurring before and as of today's date. These include, but are not limited to, breach of contract, breach of duties, personal injury or torts, which are directly or indirectly related to your employment by Manugistics or the termination of your employment.

     c. Limitation of Releases. The releases in this Section apply to your employment or termination of your employment, but do not apply to claims for breach of this Agreement.

     d. Indemnification. Manugistics shall indemnify Employee to the maximum extent allowed under the corporate by-laws of Manugistics and its parent company, Manugistics Group, Inc. (collectively, "By-laws") as amended January 14, 1999 for any litigation now pending, including the cases described above, or arising in the future and involving acts or omissions of the employee in his capacity as CFO, occurring during Employee's employment with Manugistics. A copy of the resolution modifying the By-laws as approved by the Board of Directors of Manugistics and its parent company to include former officers in the indemnification, consistent with Delaware corporate law, is attached hereto as Exhibit A. It is the intention of those By-laws to permit indemnification and advancement of expenses "to the fullest extent authorized under Delaware General Corporation Law as in effect from time to time." This paragraph exercises that authority granted under the By-laws to commit to indemnification of Employee, and to advancement of expenses, under all circumstances and to the fullest extent permitted under such By-laws and not prohibited by the Delaware General Corporation Law. No changes in the corporate By-laws shall adversely affect this commitment with regard to employee hereunder.


8.   Noninterference.

     a. You agree to maintain a cooperative attitude toward Manugistics, not to disrupt Manugistics ongoing business, and not to make disparaging remarks about Manugistics. You agree to act in good faith in your conduct and to refrain from any involvement in the business affairs of Manugistics except as provided in this section or expressly directed by the CEO.

     b. Manugistics, on behalf of itself. its officers, directors, employees and agents, agrees to act in good faith and not to make disparaging remarks about you. Manugistics, again on behalf of itself and its officers, directors, employees and agents, agrees to refrain from making any public statements at all about you, your performance, or your activities as CFO, whether oral or written, in any form, without prior written approval from you. This prohibition shall not bar communications to Manugistics attorney, accountants, as required by law or by any judicial, regulatory or governmental authority, or as required by Manugistics legal duty to make appropriate public disclosures under SEC or NASD rules and regulations. This prohibition, includes, but is not limited to, preventing any statements about you from being made to representatives of the media or any other person outside Manugistics.

     c. Both parties agree that Manugistics' consent to the obligation under subparagraph b. above is an important consideration for you to enter into this Agreement and that these obligations are meant to protect your reputation, both personal and professional. Manugistics understands the value of this provision to you and also agrees that you may not be able to fully protect your rights through money damages. Therefore, Manugistics understands that you may seek injunctive relief in order to ensure that this provision is enforced.

9.   Noncompete.

     For three (3) months after Manugistics makes the last payment under this agreement, you agree not to directly or indirectly:

     a. Solicit, attempt to solicit or contact for the purpose of soliciting for employment (for you or for any other person or business) any employee of Manugistics.

     b. Solicit, attempt to solicit or contact for the purpose of soliciting (for you or for any other person or business) any person or business which was a customer of Manugistics during employment with Manugistics, or any person or business to whom Manugistics had proposed future service within the three (3) month period prior to August 31, 1999. The solicitation restrictions of this paragraph applies to you if you are associated with or representing, directly or indirectly, any interest with products and services that are in direct competition with Manugistics. i2, the supply chain practice of SAP, Logility, J.D. Edwards, Mc Hugh, Synquest and Paragon are considered direct competition.

     c. Seek or accept employment with i2, SAP, Logility, J.D. Edwards, McHugh, Synquest and Paragon. Once you have decided on a new employer, you agree to notify Manugistics' Director of Human Resources, in writing, with the employer's name and address, date of employment, your new job title.

     You understand that you cannot disclose any confidential information and/or trade secrets of Manugistics as set out in your Conditions of Employment or applicable law. Breach of any of the obligations in the Code of Conduct or Conditions of Employment are deemed a breach of this Agreement

     d. Both parties agree that your consent to your obligations under this Noncompete Section is an important consideration for Manugistics to enter into this Agreement and that these obligations are meant to protect Manugistics confidential information which is a valuable asset and could be used by its competitors to Manugistics detriment. You understand the value of this provision to Manugistics, and you also agree that Manugistics may not be able to fully protect its rights through money damages. Therefore, you understand that Manugistics may seek injunctive relief in order to ensure that this provision is enforced. If a court with proper jurisdiction finds that this provision is too broad, both parties agree that the court may limit it so that it may be enforced to the fullest extent possible.

10.  Reaffirmation of Your Obligations.

     You also agree to be available by telephone and in person until Termination Date to the extent that Manugistics reasonably finds such necessary. Questions you receive concerning the daily business affairs of Manugistics, after your last day of work, including questions from customers of Manugistics, should be promptly referred to the CEO or his designee. During the time through August 31, 1999 you will be performing your duties as CFO and Sr. Vice President with full force and commitment.

     You agree to reaffirm the obligations under the Manugistics Employee Code of Conduct and the Manugistics Conditions of Employment to which you have been bound since your first day of employment by Manugistics. Receipt of Manugistics payments and benefits as noted in this Agreement or elsewhere, are subject to your full compliance with the Manugistics Code of Conduct and Conditions of Employment.

11.  Entire Agreement.

     This Agreement is the entire agreement between the parties with regard to your employment with Manugistics, and the termination of your employment, and supersedes all previous communications between you and Manugistics relating to your employment or termination.

12.  Confidentiality.

     You hereby agree to keep the terms of this Agreement confidential and not to disclose this Agreement with anyone other than your tax or legal advisors, without Manugistics' consent which will not be unreasonably withheld. Manugistics agrees to keep this Agreement confidential and not disclose its terms except to its attorneys, accountants and other professional advisors and except as required by law or by any judicial, regulatory or governmental authority or upon the advice of counsel, and as further subject to Manugistics legal duty to make appropriate public disclosures under SEC or NASD rules and regulations.

13.  Acknowledgment of Understanding.

     YOU AGREE THAT YOU HAVE READ AND FULLY UNDERSTAND AND AGREE WITH THE TERMS OF THIS AGREEMENT. YOU ALSO AGREE THAT YOU HAVE NOT BEEN COERCED IN ANY MANNER WITH REGARD TO THIS AGREEMENT, AND HAVE AGREED TO THESE TERMS AFTER FULL AND FAIR NEGOTIATION.

This Agreement is agreed to and accepted by:

YOU:                                       MANUGISTICS:

By: /s/ Pete Repetti                        By: /s/ Carl Di Pietro
(Signature)                                 (Signature)

Print Name: Pete Repetti                    Print Name: Carl Di Pietro

Title: CFO & Sr. Vice President              Title: Director, Human Resources

Date Signed: 7/23/99                        Date Signed: 7/23/99